Exhibit 10.18

June 17, 2020

Thomas Garite, MD

653 Round Tree Drive

Grand Junction, CO 81506

Dear Tom,

We have greatly appreciated the consulting services that you have provided to Sera Prognostics, Inc. (“Sera”) as an independent contractor under the Consulting Agreement between us dated December 1, 2018. As we have discussed with you, we are terminating that Agreement effective June 22, 2020 and are pleased to offer you employment at Sera in the position of Vice President, Clinical Sciences, to start on June 22, 2020. We are very excited about having you join our team in an employee capacity.

So please take the next step and review the details of this offer:

Position Details:

Job Title:	Vice President, Clinical Sciences

Salary:	$9,600.00 per month, paid semi-monthly on the 15th & last day of each month

Annual Incentive:	Sera’s Board of Directors has adopted an annual incentive plan (“AIP”) designed to reward the achievement of corporate objectives and individual performances. Under the AIP, you will be eligible to earn a 25% annual target cash incentive based on payments made to you as a part-time employee, and measured on a calendar year basis, to be prorated in 2020 based on time of service.

Status:	Part-time, Exempt; Assuming an average of 48 hours’ work per month Anticipated Start Date: June 22, 2020

Reporting to:	Gregory Critchfield, Chairman, President & CEO

Benefits:

Health/PTO:	Since this is a part-time position, defined as working less than 30 hours per week, you will not be eligible for health benefits or paid time off.

Equity:	You will be initially recommended to the Sera Board to be granted the option to purchase 20,000 shares of common stock of Sera at an exercise price equal to the fair market value of the shares on the date the option is granted, subject to final approval by the Sera Board of Directors. These granted options shall have a four-year vesting schedule as follows: 25% of the shares shall vest on the one-year anniversary of your start date with Sera, and an additional 1/36th of the total shares subject to the option shall vest each month thereafter, in each case provided that you continue to be an employee, consultant or director of Sera through each applicable vesting date. The terms of this stock option grant will be governed in all respects by the 2749 East Parleys Way - Suite 200 | Salt Lake City, Utah 84109 | Phone 801.990.0520 | Fax 801.990.0640 terms of the Sera Prognostics 2011 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and the stock option agreement for the Plan, which will be provided to you after the effective date of the grant. Any future grant of stock options shall be governed by its respective Sera Prognostics Employee, Director and Consultant Equity Incentive Plan, which shall be provided to you after such a grant is awarded.

Your employment with Sera is employment at-will. As a result, you are free to resign at any time, with or without notice and with or without cause or reason. Similarly, Sera is free to terminate its employment relationship with you at any time, with or without notice and with or without cause or reason. Sera’s supervisors and managers have no actual or apparent authority to change the at-will nature of your employment unless they are expressly given that authority by Sera’s CEO in writing. Any change to the at-will nature of your employment will not be valid unless it is expressed with specificity in a written contract that is signed and dated both by you (or your authorized representative) and a properly authorized Sera representative.

Your offer of employment is subject to successful completion of reference checks and a background investigation to be concluded prior to start of employment. Your employment is also contingent on your acceptance of Sera’s Confidentiality, Nondisclosure, and Inventions Assignment Agreement, which will be included with your new hire paperwork, as well as your ability to show proof of your right to work in the United States. This proof must be provided on your first work day and consist of either a passport or driver’s license and Social Security card. We also expect you to abide by Sera’s policies and procedures as they may be adopted by Sera and in effect from time to time, and do not contradict the terms and conditions set forth in this letter.

Tom, we are impressed with your intellect, drive and experience. We anticipate greatly the confirmation of your decision to accept this position and be a part of the exciting, ongoing developments at Sera Prognostics as a member of our team. If you have any questions, please do not hesitate to contact me.

In accepting employment with Sera, you agree to treat the details of your compensation as sensitive and confidential information, not to be discussed with anyone else within the company.

To confirm acceptance of this offer, please return a signed copy of this letter to our attention by June 22, 2020 and confirming your start date as an employee.

Sincerely Yours,

/s/ Gregory C. Critchfield, MS, MD

Gregory C. Critchfield, MS, MD

Chairman, President & CEO

I accept employment with Sera Prognostics on the foregoing terms.

/s/ Thomas Garite, MD	6/17/20
Thomas Garite, MD	Date

Anticipated Start Date:	6/22/20

[Acceptance page to offer letter dated June 17, 2020]